Exhibit 99.1

Nortem Announces Filing of Liquidation Accounts and Plan of Distribution
with Dutch Authorities; Nasdaq Delisting Hearing

Liquidation Accounts and Plan of Distribution

WIJCHEN, The Netherlands, March 24, 2005 — Nortem N.V. in Liquidation (Nasdaq: MTCH), formerly “Metron Technology N.V.”, announced today that it filed its liquidation accounts and plan of distribution for public inspection with the Dutch Commercial Registry in Arnhem. A copy of the liquidation accounts and plan of distribution as filed in The Netherlands is also available for public inspection at Nortem’s office in The Netherlands and will be filed with the Securities and Exchange Commission (the “SEC”) as an exhibit to a Current Report on Form 8-K which Nortem intends to file within the next four business days.  As described in the liquidation accounts and plan of distribution, Nortem expects the final distribution to its shareholders to be in the range of approximately $1.01 to approximately $1.09 per share, prior to the effect of tax withholding requirements, as discussed in the Current Report on Form 8-K filed by Nortem with the SEC on February 28, 2005. Within two months after the date of the filing of the liquidation accounts and plan of distribution, Nortem’s creditors or other entitled parties may file with the court an opposition to Nortem’s liquidation. Nortem may not make the final liquidating distribution until such two months have passed and there is no opposition to Nortem’s liquidation. The amount of the final liquidating distribution will depend on a number of factors, including the final amount of its liabilities, costs of operations during the liquidation period, other related costs involved in the wind down and liquidation of Nortem. The timing and amount of the final liquidating distribution will be determined by Nortem’s liquidators in accordance with the plan of distribution.

Nasdaq Delisting Hearing

The Nasdaq National Market has scheduled a hearing for March 31, 2005 to determine when Nortem’s common stock will be delisted from Nasdaq.  Nortem does not anticipate that its stock will continue to be traded on NASDAQ after March 31, 2005.

Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements, including the timing and amount of the final liquidating distribution, and the delisting of Nortem’s common stock from Nasdaq. Words such as “expected,” “believes,” “anticipates,” “plans,” “expects,” “will” and similar expressions are intended to identify forward-looking statements. There are a number of important factors that could cause the dates and amounts of the final liquidating distribution to differ materially from those indicated by these forward-looking statements, including, among others, risks identified in our quarterly report on Form 10-Q, filed with the Securities and Exchange Commission on January 14, 2005, under the heading “Risks related to the Transaction with Applied”.  Nortem does not undertake any obligation to update forward-looking statements.

Contact:

Ellen Brook

Vice President

Stapleton Communications Inc.

(650) 470-0200